Exhibit 99.1

FOR IMMEDIATE RELEASE

FuelCell Energy Reports Results for the Third Quarter of Fiscal 2020

Third Quarter Fiscal 2020 Highlights

(All comparisons year-over-year unless otherwise noted)

•	Revenues of $18.7 million compared to $22.7 million
•	Operating expenses decreased 16% to $7.6 million compared to $9.0 million
•	Loss from operations of $(10.8) million compared to $(1.1) million
•	Net loss increased to $(15.3) million compared to $(5.3) million
•	Adjusted EBITDA of $(5.6) million compared to $3.2 million
•	Gross loss of $(3.1) million compared to gross profit of $8.0 million
•	Backlog of $1.33 billion, a decrease of $54.0 million, or 3.9%

DANBURY, CT – September 10, 2020 -- FuelCell Energy, Inc. (Nasdaq: FCEL) -- a global leader in fuel cell technology—with a purpose of utilizing its proprietary, state-of-the-art fuel cell platforms to enable a world empowered by clean energy—today reported financial results and key business highlights for its third fiscal quarter ended July 31, 2020.

“We are excited about our progress toward fulfilling our purpose of enabling a world empowered by clean energy,” said Mr. Few, President and CEO. “The hydrogen economy is currently enjoying unprecedented political and business momentum, and we are well positioned to capitalize on opportunities consistent with our goals. We have previously demonstrated our tri-generation hydrogen technology platform, which will be deployed at a new facility at the Port of Long Beach, California. This facility will support Toyota’s local operations using the hydrogen we produce to power zero-emission fuel cell trucks and consumer vehicles in California. We continue to advance our innovative technologies that we believe will enable hydrogen-powered cars and trucks to cleanly operate globally on a larger scale, enable hydrogen to repower existing combustion engines to deliver zero carbon power and extend the economic life of existing power generation assets. Our Advanced Technologies development drives our commercialization of solutions for environmentally responsible distributed baseload power generation, carbon capture and enhanced hydrogen production capabilities to enable long-duration energy storage and hydrogen power generation.”

“Our performance for the quarter focused on our continued execution of projects in our backlog, growing our sales pipeline of opportunities, and a continued emphasis on effectively managing operating expenses while positioning our Company for growth,” added Jason Few. “I am extremely proud of the dedication of our employees over what has been a difficult period globally, with each of us affected by the pandemic and related shutdowns and social distancing mandates. We have fully reopened our main manufacturing facility in Torrington, Connecticut with a safety-first approach to resuming our manufacturing operations and we remain focused on executing our “Powerhouse” business strategy.”

Mr. Few continued, “Our results for the quarter also reflected the impact of the early replacement of fuel cell modules at one of our plants to address site specific issues, maximize plant efficiencies, and deliver on our customer commitment and brand promise. Consistent with our philosophy of always striving to improve our operational performance, we elected to upgrade all of the modules at this project with newer, longer-life 7-year designs. As a result, we incurred a charge of $2.8 million in the quarter which we expect will result in improved margins over time through enhanced platform performance. In the quarter we also substantially improved our unrestricted cash position as we continue to execute on strengthening our Company.”

FuelCell Energy Third Quarter Fiscal 2020 Results	Page 2

Powerhouse Business Strategy Update

In January 2020, we launched our Powerhouse business strategy, which is focused on initiatives intended to Transform, Strengthen and Grow our company over the next three years. This quarter, we:

•	Progressed the development of our solid oxide energy platform in support of commercializing hydrogen power generation and long-duration hydrogen-based energy storage;
•	Continued the development of our Advanced Technology platform applications under the carbon capture program with ExxonMobil Research and Engineering Company;
•	Terminated our license agreements with POSCO Energy Co., Ltd., and subsequently commenced marketing FuelCell Energy products and services directly in the Korean and broader Asian markets;
•	Issued 25.1 million shares of common stock during the quarter in our new at the market offering program, at an average price per share of $2.56, resulting in net proceeds of $62.3 million (after deducting commissions) that provide additional liquidity to support projects underway, working capital and corporate liquidity. Subsequent to July 31, the Company issued an additional 3.2 million shares, resulting in additional net proceeds of $7.8 million and bringing the total net proceeds raised under the at the market program to a total of $70.1 million.

Mr. Few concluded, “At the beginning of the year, we launched the Powerhouse business strategy focused on strengthening our operations and position within the clean technology energy industry with the goal of enabling the delivery of sustained profitable growth to benefit all our stakeholders. We are on a multi-year journey to transform FuelCell Energy and, while we still have work to do, we are on the right path toward achieving our milestone goals.”

Third Quarter Fiscal 2020 Results

Note: All comparisons between periods are between the third quarter of fiscal 2020 and the third quarter of fiscal 2019, unless otherwise specified. In this press release, FuelCell Energy refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures may not be comparable to similarly titled measures being used and disclosed by other companies. FuelCell Energy believes that this non-GAAP information is useful to an understanding of its operating results and the ongoing performance of its business. A reconciliation of EBITDA, Adjusted EBITDA and any other non-GAAP measures is contained in the appendix to this press release.

Consolidated Financial Metrics

	Three Months Ended July 31,
(Amounts in thousands)	2020	2019	Change
Total revenues	$18,728	$22,712	-18%
Gross profit (loss)	(3,128)	7,965	-139%
Loss from operations	(10,762)	(1,070)	-906%
Net loss	(15,331)	(5,311)	-189%
EBITDA	(6,036)	2,851	-312%
Net loss to common stockholders	(16,131)	(8,328)	-94%
Net loss per basic and diluted share	$(0.07)	$(0.18)	61%

Adjusted EBITDA	$(5,638)	$3,236	-274%

FuelCell Energy Third Quarter Fiscal 2020 Results	Page 3

Financial Performance

Third quarter revenues decreased 18% to $18.7 million, primarily reflecting a decrease in Service and License revenues and Generation revenues, partially offset by increased Advanced Technologies contract revenues. The prior-year quarter included $10.0 million of revenues within Service and License revenues that was recognized in connection with our license agreement with ExxonMobil Research and Engineering Company.

•	Service and License revenues decreased 38% to $7.1 million from $11.5 million. Service and license revenues for the prior year period included revenues of $10.0 million recorded for a License Agreement that was entered into with ExxonMobil Research and Engineering Company (“EMRE” and such License Agreement, the “EMRE License Agreement”). The service and license revenues for the quarter ended July 31, 2020 include revenues recorded for module replacements and routine maintenance activities. There were no module replacement revenues in the prior year quarter.

•	Generation revenues decreased 13% to $4.7 million from $5.4 million due to plant maintenance activities, primarily related to downtime while upgrades were performed at our 14.9 MW Bridgeport Fuel Cell facility.

•	Advanced Technologies contract revenues increased 20% to $6.9 million from $5.8 million as a result of revenues recognized in connection with our Joint Development Agreement with ExxonMobil Research and Engineering Company (which was executed during the first quarter of fiscal 2020) and the timing of activity under other existing contracts.

Cost of service and license revenues increased $7.7 million to $8.8 million for the quarter ended July 31, 2020 from $1.1 million for the quarter ended July 31, 2019, due to the fact that there were module replacements in the quarter ended July 31, 2020 compared to no module replacements in the quarter ended July 31, 2019 and also due to a $2.8 million increase in our loss accrual during the quarter ended July 31, 2020 to reflect changes in the expected timing of future module replacements at one plant in order to improve operating performance. Site specific issues at one of the Company’s plants required an earlier than expected module replacement and the Company opted to replace another module earlier than expected at the same site to maximize plant efficiencies. Cost of service agreements includes maintenance and operating costs and module replacements.

Gross loss totaled $(3.1) million, compared to a gross profit of $8.0 million. This change is partly due to the fact that the quarter ended July 31, 2019 included $10.0 million of revenue recognized under the EMRE License Agreement, while there was no comparable revenue recognized during the quarter ended July 31, 2020 and reflects a $2.8 million increase in our loss accrual recorded during the quarter ended July 31, 2020 to reflect changes in the expected timing of future module replacements. Results were also negatively impacted by manufacturing variances, primarily related to low production volumes and unabsorbed overhead costs, which totaled approximately $2.6 million (of which approximately $1.1 million is related to the shutdown due to the COVID-19 pandemic) in the quarter ended July 31, 2020.

Operating expenses decreased 16% to $7.6 million, compared to $9.0 million. This decrease was driven by a reduction in Research & Development expenses to $1.0 million (from $2.0 million), reflecting the reduction in spending resulting from the restructuring initiatives implemented in 2019 and the reduction in the resources being allocated to research and development, and a reduction in Administrative & Selling expenses to $6.6 million (from $7.1 million), reflecting lower legal and consulting costs.

Net loss for the quarter ended July 31, 2020 totaled $(15.3) million compared to net loss of $(5.3) million for the quarter ended July 31, 2019.

FuelCell Energy Third Quarter Fiscal 2020 Results	Page 4

Net loss attributable to common stockholders for the quarter ended July 31, 2020 totaled $(16.1) million compared to net loss of $(8.3) million for the quarter ended July 31, 2019. The net loss per share attributable to common stockholders for the quarter ended July 31, 2020 was $(0.07) compared to $(0.18) for the quarter ended July 31, 2019, which included a non-cash mark-to-market accounting expense of $1.7 million for the quarter ended July 31, 2020 associated with the warrants issued to the lenders under our credit agreement (the “Orion Facility”) with Orion Energy Partners Investment Agent, LLC (the “Agent”) and its affiliated lenders, which accounted for an approximately $0.01 per share impact on the reported net loss per share for the quarter ended July 31, 2020. The lower net loss per common share for the quarter ended July 31, 2020 is due to the higher weighted average shares outstanding as of July 31, 2020 due to share issuances since July 31, 2019. Results in the prior-year quarter included a deemed contribution of $0.9 million on the Company’s Series C Convertible Preferred Stock, as well as deemed dividends of $3.1 million on the Company’s Series D Convertible Preferred Stock.

Adjusted EBITDA totaled $(5.6) million for the quarter ended July 31, 2020 compared to an Adjusted EBITDA of $3.2 million for the quarter ended July 31, 2019. Total depreciation and amortization expense for the quarter ended July 31, 2020 was $4.7 million, of which $3.4 million was attributable to our Generation portfolio. Please see the discussion of non-GAAP financial measures, including EBITDA and Adjusted EBITDA, as well as applicable reconciliations in the appendix at the end of this release.

Cash and Financing Update

As of July 31, 2020, unrestricted cash and cash equivalents totaled $66.3 million compared to $9.4 million as of October 31, 2019. Of this amount, project cash and cash equivalents funded under the Orion Facility totaled $16.2 million as of July 31, 2020 compared to $0 as of October 31, 2019. Excluding project cash and cash equivalents, unrestricted cash and cash equivalents totaled $50.1 million as of July 31, 2020 compared to $9.4 million as of October 31, 2019.

On June 16, 2020, the Company entered into an Open Market Sale Agreement (the “Open Market Sale Agreement”) with respect to an at the market offering program under which the Company may offer and sell up to $75 million of shares of the Company’s common stock from time to time. From June 16, 2020 through August 6, 2020 28.3 million shares were sold under the Open Market Sale Agreement at an average sales price per share of $2.55, resulting in gross proceeds of $72.3 million (before deducting sales commissions of $2.2 million) and net proceeds of approximately $70.1 million (after deducting sales commissions of $2.2 million). Of this amount, 25.1 million shares were issued during the fiscal third quarter, resulting in gross proceeds of $64.3 million and net proceeds of $62.3 million.

The Company’s cash, cash equivalents and restricted cash consist of (a) restricted cash and cash equivalents, which consist of amounts pledged as performance security, reserved for future debt service requirements, reserved for letters of credit for certain banking requirements and contracts and reserved to pay down the Orion Facility, which can be accessed or redeployed into other project financing at the option of and only with the approval of the lenders and the Agent under the Orion Facility or other lenders or third parties; (b) project cash and cash equivalents, which consist of amounts borrowed under the Orion Facility which can be used only by our consolidated wholly-owned project subsidiaries in the normal course of operations for project construction, purchase of equipment (including inventory from FuelCell Energy, Inc.) and working capital for projects approved under the Orion Facility in accordance with each project’s construction budget and schedule and which are classified as unrestricted cash on the Company’s consolidated balance sheets; and (c) unrestricted cash and cash equivalents, which can be used by the Company for general corporate purposes, including working capital at the corporate level. Unrestricted cash and cash equivalents, as presented on the Company’s consolidated balance sheets, consist of the amounts described in (b) and (c) above.

FuelCell Energy Third Quarter Fiscal 2020 Results	Page 5

Backlog

	As of July 31,
(Amounts in thousands)	2020	2019	Change
Product	$0	$1	-
Service	153,818	169,357	-9.2%
Generation	1,099,625	1,161,792	-5.4%
License	22,182	23,213	-4.4%
Advanced Technologies	51,892	27,179	90.9%
Total Backlog	$1,327,518	$1,381,541	-3.9%

Backlog decreased to $1.33 billion as of July 31, 2020, reflecting the continued execution of our backlog, partially offset by an increase in Advanced Technologies backlog primarily as a result of the Joint Development Agreement with EMRE. Only projects for which we have an executed power purchase agreement (“PPA”) are included in generation backlog, which represents future revenue under long-term PPAs. Together, the service and generation portion of backlog had an average weighted term of approximately 18 years based on dollar backlog and utility service contracts of up to 20 years in duration at inception.

Backlog represents definitive agreements executed by the Company and our customers. Projects sold to customers (and not retained by the Company) are included in product sales and service backlog and the related generation backlog is removed upon the sale.

Conference Call Information

FuelCell Energy will host a conference call today beginning at 10:00 a.m. EDT to discuss third quarter fiscal 2020 results and key business highlights. Participants can access the live call via webcast on the Company website or by telephone as follows:

•	The live webcast of the call and supporting slide presentation will be available at www.fuelcellenergy.com. To listen to the call, select “Investors” on the home page, proceed to the “Events & Presentations” page and then click on the “Webcast” link listed under the September 10th earnings call event, or click here.

•	Alternatively, participants can dial 647-689-4106 and state FuelCell Energy or the conference ID number 7085463.

The replay of the conference call will be available via webcast on the Company’s Investors’ page at www.fuelcellenergy.com approximately two hours after the conclusion of the call.

FuelCell Energy Third Quarter Fiscal 2020 Results	Page 6

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and its business plans and strategies. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, changes to projected deliveries and order flow, changes to production rate and product costs, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, ability to access certain markets, unanticipated manufacturing issues that impact power plant performance, changes in critical accounting policies, access to and ability to raise capital and attract financing, potential volatility of energy prices, rapid technological change, competition, the Company’s ability to successfully implement its new business strategies and achieve its goals, the Company’s ability to achieve its sales plans and cost reduction targets, changes by the U.S. Small Business Administration or other governmental authorities to, or with respect to the implementation or interpretation of, the Coronavirus Aid, Relief, and Economic Security Act, the Payroll Protection Program or related administrative matters, and concerns with, threats of, or the consequences of, pandemics, contagious diseases or health epidemics, including the novel coronavirus, and resulting supply chain disruptions, shifts in clean energy demand, impacts to customers’ capital budgets and investment plans, impacts to the Company’s project schedules, impacts to the Company’s ability to service existing projects, and impacts on the demand for the Company’s products, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

About FuelCell Energy

FuelCell Energy, Inc. (NASDAQ: FCEL) is a global leader in developing environmentally responsible distributed baseload power solutions through our proprietary, molten-carbonate fuel cell technology. We develop turn-key distributed power generation solutions and operate and provide comprehensive service for the life of the power plant. We are working to expand the proprietary technologies that we have developed over the past five decades into new products, applications, markets and geographies. Our mission and purpose remains to utilize our proprietary, state-of-the-art fuel cell platforms to reduce the global environmental footprint of baseload power generation by providing environmentally responsible solutions for reliable electrical power, hot water, steam, chilling, distributed hydrogen, microgrid applications, electrolysis, long-duration hydrogen-based energy storage and carbon capture and, in so doing, drive demand for our products and services, thus realizing positive stockholder returns. Our fuel cell solution is a clean, efficient alternative to traditional combustion-based power generation and is complementary to an energy mix consisting of intermittent sources of energy, such as solar and wind turbines. Our systems answer the needs of diverse customers across several markets, including utility companies, municipalities, universities, hospitals, government entities and a variety of industrial and commercial enterprises. We provide solutions for various applications, including utility-scale distributed generation, on-site power generation and combined heat and power, with the differentiating ability to do so utilizing multiple sources of fuel including natural gas, renewable biogas (i.e., landfill gas, anaerobic digester gas), propane and various blends of such fuels. Our multi-fuel source capability is significantly enhanced by our proprietary gas-clean-up skid.

SureSource, SureSource 1500, SureSource 3000, SureSource 4000, SureSource Recovery, SureSource Capture, SureSource Hydrogen, SureSource Storage, SureSource Service, SureSource Capital, FuelCell Energy, and FuelCell Energy logo are all trademarks of FuelCell Energy, Inc.

Contact:

FuelCell Energy, Inc.

ir@fce.com

203.205.2491

Source: FuelCell Energy

#

FuelCell Energy Third Quarter Fiscal 2020 Results	Page 7

FUELCELL ENERGY, INC.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	July 31, 2020	October 31, 2019
ASSETS
Current assets:
Cash and cash equivalents, unrestricted	$66,284	$9,434
Restricted cash and cash equivalents – short-term	6,087	3,473
Accounts receivable, net	7,364	3,292
Unbilled receivables	7,917	7,684
Inventories	51,502	54,515
Other current assets	7,640	5,921
Total current assets	146,794	84,319

Restricted cash and cash equivalents – long-term	34,909	26,871
Project assets	160,921	144,115
Inventories – long-term	9,018	2,179
Property, plant and equipment	37,301	41,134
Operating lease right-of-use assets, net	10,316	-
Goodwill	4,075	4,075
Intangible assets	20,291	21,264
Other assets	13,144	9,489
Total assets	$436,769	$333,446

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$17,692	$21,916
Current portion of operating lease liabilities	888	-
Accounts payable	10,407	16,943
Accrued liabilities	14,622	11,452
Deferred revenue	10,100	11,471
Preferred stock obligation of subsidiary	932	950
Total current liabilities	54,641	62,732

Long-term deferred revenue	31,026	28,705
Long-term preferred stock obligation of subsidiary	17,565	16,275
Long-term operating lease liabilities	9,988	-
Long-term debt and other liabilities	167,367	90,140
Total liabilities	280,587	197,852

Redeemable Series B preferred stock (liquidation preference of $64,020 at July 31, 2020 and October 31, 2019)	59,857	59,857
Total Equity:
Stockholders’ equity
Common stock ($0.0001 par value); 337,500,000 and 225,000,000 shares authorized at July 31, 2020 and October 31, 2019, respectively; 236,172,797 and 193,608,684 shares issued and outstanding at July 31, 2020 and October 31, 2019, respectively)	24	19
Additional paid-in capital	1,242,518	1,151,454
Accumulated deficit	(1,145,340)	(1,075,089)
Accumulated other comprehensive loss	(877)	(647)
Treasury stock, Common, at cost (44,322 and 42,496 at July 31, 2020 and October 31, 2019, respectively)	(403)	(466)
Deferred compensation	403	466
Total stockholders’ equity	96,325	75,737
Total liabilities and stockholders’ equity	$436,769	$333,446

FuelCell Energy Third Quarter Fiscal 2020 Results	Page 8

FUELCELL ENERGY, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended July 31,
	2020	2019
Revenues:
Product	$-	$-
Service and license	7,113	11,496
Generation	4,722	5,448
Advanced Technologies	6,893	5,768
Total revenues	18,728	22,712

Costs of revenues:
Product	2,658	4,547
Service and license	8,833	1,102
Generation	6,327	5,726
Advanced Technologies	4,038	3,372
Total cost of revenues	21,856	14,747

Gross (loss) profit	(3,128)	7,965

Operating expenses:
Administrative and selling expenses	6,607	7,058
Research and development expense	1,027	1,977
Total costs and expenses	7,634	9,035

Loss from operations	(10,762)	(1,070)

Interest expense	(4,165)	(3,536)
Change in fair value of common stock warrant liability	(1,694)	-
Gain on extinguishment of financing obligation	1,801	-
Other expense, net	(501)	(685)

Loss before provision for income taxes	(15,321)	(5,291)

Provision for income taxes	(10)	(20)

Net loss	(15,331)	(5,311)

Series B preferred stock dividends	(800)	(810)
Series C preferred stock deemed contributions	-	884
Series D preferred stock deemed dividends	-	(3,091)

Net loss attributable to common stockholders	$(16,131)	$(8,328)

Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(0.07)	$(0.18)
Basic and diluted weighted average shares outstanding	217,966,402	45,069,911

FuelCell Energy Third Quarter Fiscal 2020 Results	Page 9

FUELCELL ENERGY, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Nine Months Ended July 31,
	2020	2019
Revenues:
Product	$—	$—
Service and license	19,697	25,866
Generation	14,795	8,560
Advanced Technologies	19,380	15,285
Total revenues	53,872	49,711
Costs of revenues:
Product	7,512	14,362
Service and license	16,418	15,166
Generation	17,576	9,047
Advanced Technologies	12,046	9,016
Total costs of revenues	53,552	47,591
Gross profit	320	2,120
Operating expenses:
Administrative and selling expenses	19,041	23,622
Research and development expenses	3,323	12,435
Total costs and expenses	22,364	36,057
Loss from operations	(22,044)	(33,937)
Interest expense	(11,026)	(7,807)
Change in fair value of common stock warrant liability	(39,311)	—
Gain on extinguishment of financing obligation	1,801	—
Other income (expense), net	370	(556)
Loss before provision for income taxes	(70,210)	(42,300)
Provision for income taxes	(41)	(89)
Net loss	(70,251)	(42,389)
Series A warrant exchange	—	(3,169)
Series B preferred stock dividends	(2,531)	(2,410)
Series C preferred stock deemed dividends and redemption value adjustment, net	—	(6,522)
Series D preferred stock deemed dividends and redemption accretion	—	(9,752)
Net loss attributable to common stockholders	$(72,782)	$(64,242)
Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(0.35)	$(2.97)
Basic and diluted weighted average shares outstanding	210,389,907	21,608,427

FuelCell Energy Third Quarter Fiscal 2020 Results	Page 10

Appendix

Non-GAAP Financial Measures

Financial results are presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Management also uses non-GAAP measures to analyze and make operating decisions on the business. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA are alternate, non-GAAP measures of cash utilization by the Company.

These supplemental non-GAAP measures are provided to assist readers in determining operating performance. Management believes EBITDA and Adjusted EBITDA are useful in assessing performance and highlighting trends on an overall basis. Management also believes these measures are used by companies in the fuel cell sector and by securities analysts and investors when comparing the results of the Company with those of other companies. EBITDA differs from the most comparable GAAP measure, net loss attributable to the Company, primarily because it does not include finance expense, income taxes and depreciation of property, plant and equipment and project assets. Adjusted EBITDA adjusts EBITDA for stock-based compensation, restructuring charges and other unusual items such as the legal settlement recorded during the first quarter of fiscal 2020, which are considered either non-cash or non-recurring.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

The following table calculates EBITDA and Adjusted EBITDA and reconciles these figures to the GAAP financial statement measure Net loss.

	Three Months Ended July 31,		Nine Months Ended July 31,
(Amounts in thousands)	2020	2019	2020	2019
Net loss	$(15,331)	$(5,311)	$(70,251)	$(42,389)
Depreciation and amortization (1)	4,726	3,921	13,828	8,319
Provision for income taxes	10	20	41	89
Other (income)/expense, net(2)	501	685	(370)	556
Change in fair value of common stock warrant liability	1,694	-	39,311	-
Gain on extinguishment of financing obligation	(1,801)	-	(1,801)	-
Interest expense	4,165	3,536	11,026	7,807
EBITDA	$(6,036)	$2,851	$(8,216)	$(25,618)
Stock-based compensation expense	398	385	1,261	2,325
Legal settlement (3)	-	-	(2,200)	-
Adjusted EBITDA	$(5,638)	$3,236	$(9,155)	$(23,293)

(1)	Includes depreciation and amortization on our Generation portfolio of $3.4 million and $9.9 million for the three and nine months ended July 31, 2020, respectively, and $1.1 million and $3.1 million for the three and nine months ended July 31, 2019, respectively.
(2)	Other (income)/expense, net includes gains and losses from transactions denominated in foreign currencies, changes in fair value of embedded derivatives, and other items incurred periodically, which are not the result of the Company’s normal business operations.
(3)	The Company received a legal settlement of $2.2 million during the three months ended January 31, 2020, which was recorded as an offset to administrative and selling expenses.